UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2015

RESPONSE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-33509

Delaware	11-3525548
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1640 Marengo St. 7th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On October 9, 2015, Response Genetics, Inc. (the “Company”) completed the sale of substantially all of its assets to New Jersey-based Cancer Genetics, Inc. (“CGI”). Approval of the sale by the United States Bankruptcy Court for the District of Delaware on October 1, 2015 was disclosed in the Company’s previous filings with the United States Securities and Exchange Commission. In connection with the transaction, CGI assumed the Company’s approximately 27,000 square foot laboratory facility located in Los Angeles, California as well as certain of the Company’s liabilities.

CGI is an emerging DNA and molecular diagnostics company focused on the personalization of cancer treatment through the discovery, development and commercialization of genomic and biomarker based panels to help clinicians, hospitals, and biopharmaceutical companies globally. Its stock is traded on the Nasdaq under the symbol CGIX - (Nasdaq:CGIX).

The purchase price is $14 million consisting of $7 million in cash and 788,584 shares of CGI common stock that the parties agreed to value at $7 million. All of the common stock and a portion of the cash purchase price was delivered to the Company’s senior secured lender and a portion of the cash purchase price was retained by the Company as funds for (a) costs contemplated under the asset purchase agreement with CGI, (b) costs of pre-closing operations that accrued but were unpaid as of the closing date, (c) anticipated chapter 11 fees and costs, (d) post-sale wind-down costs.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At a meeting of the board of directors of the Company held on October 9, 2015, the directors of the Company voted unanimously to elect Kevin R. Harris, the principal financial officer of the Company, as a director of the Company. All seven directors participating in such vote then resigned as directors of the Company. The Company has agreed to pay Mr. Harris the sum of $5,000 per month as compensation for his director services.

Additionally, on October 9, 2015, in connection with the closing of the sale of its assets described in this report, the Company terminated all of its executive officers. No replacement executive officers were appointed.

Item 8.01. Other Events

On October 9, 2015, in connection with the closing of the sale of its assets described in this report, the Company terminated substantially all of its operating employees and ceased its business operations. The Company plans to continue the process of liquidation and winding-down as part of its chapter 11 case before the United States Bankruptcy Court for the District of Delaware until the Company determines the most efficient manner to conclude the chapter 11 case. The Company does not expect to re-commence business operations or that the liquidation of its assets will generate any recovery for the holders of its equity securities.

 Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws. The Company intends that all such forward-looking statements be subject to the safe harbor created under such laws. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2015	RESPONSE GENETICS, INC.

	By:	/s/ Kevin R. Harris
	Name:	Kevin R. Harris
	Title:	Chief Financial Officer